    Exhibit 99.2

For Immediate Release | Global Communications | MetLife, Inc.

METLIFE ANNOUNCES FULL REDEMPTION OF
SERIES C PREFERRED STOCK

NEW YORK, May 17, 2021 – MetLife, Inc. (NYSE: MET) today announced that it will redeem all outstanding shares of its 5.250% fixed-to-floating rate non-cumulative preferred stock, Series C, with a liquidation preference of $1,000 per share ("Series C Preferred Stock"), at a redemption price of $1,000 per share. All outstanding shares of Series C Preferred Stock will be redeemed on the dividend payment date of June 15, 2021.

Regular quarterly dividends on the outstanding shares of the Series C Preferred Stock of $9.60602666 per share will be paid separately on June 15, 2021, to shareholders of record as of Friday, May 28, 2021, due to the record date occurring on the holiday on Monday, May 31, 2021, in the customary manner. Accordingly, the redemption price for the Series C Preferred Stock will not include any accrued and unpaid dividends. On and after the redemption date, all dividends on the shares of Series C Preferred Stock will cease to accrue.

The Series C Preferred Stock is held through The Depository Trust Company ("DTC") and will be redeemed in accordance with the procedures of DTC. Payment to DTC for the Series C Preferred Stock will be made by Computershare Trust Company, N.A., as redemption agent. The address for the redemption agent is as follows:

Computershare, Inc.
462 South Fourth Street
Suite 1600
Louisville, KY 40202

# # #

For Media:
Meredith Hyland
212-578-9415
Meredith.Hyland@metlife.com

For Investors:
John Hall
212-578-7888
John.A.Hall@metlife.com

About MetLife
MetLife, Inc. (NYSE: MET), through its subsidiaries and affiliates (“MetLife”), is one of the world’s leading financial services companies, providing insurance, annuities, employee benefits and asset management to help its individual and institutional customers navigate their changing world. Founded in 1868, MetLife has operations in more than 40 markets globally and holds leading positions in the United States, Japan, Latin America, Asia, Europe and the Middle East. For more information, visit www.metlife.com.

Forward-Looking Statements
The forward-looking statements in this news release, such as “will,” are based on assumptions and expectations that involve risks and uncertainties, including the “Risk Factors” MetLife, Inc. describes in its U.S. Securities and Exchange Commission filings. MetLife’s future results could differ, and it has no obligation to correct or update any of these statements.